Exhibit 23.2

Consent of Independent Auditors

We consent to the use of our report dated April 2, 2013 with respect to the balance sheets of Parnon Storage Inc. as of March 31, 2012 and 2011, and the related statements of income, shareholder’s equity and cash flows for each of the years in the three year period then ended, incorporated herein by reference.

/s/ Travis Wolff, LLP

Dallas, Texas
November 7, 2014